CRAFTMADE INTERNATIONAL, INC. AND ITS SUBSIDIARIES
EXHIBIT 21

The following schedule lists the subsidiaries of Craftmade International, Inc., a Delaware corporation, as of June 30, 2004:

Corporate Name	State of Organization
Durocraft International, Inc.	Texas
C/D/R Incorporated	Delaware
Trade Source International, Inc. (TSI)	Delaware
TSI Prime Asia Limited	Hong Kong
Elitex Development Limited	Hong Kong
Prime/Home Impressions, LLC (in which TSI owns a 50% interest)	North Carolina
Design Trends, LLC (in which Craftmade owns a 50% interest)	Delaware